HUDSON GENERAL CORPORATION AGREES TO BE ACQUIRED IN
               MANAGEMENT BUYOUT AT $57.25 PER SHARE IN CASH


      Great Neck, New York   November 23, 1998   Hudson General Corporation
 (AMEX: HGC) announced today that it has entered into a definitive agreement to be acquired by members of its senior management at a price of $57.25 per share in cash. The management group is led by Jay B. Langner, Chairman of the Board and Chief Executive Officer, and Richard D. Segal, Vice Chairman of the Board.

      The transaction, which is structured as a one-step cash merger, was approved yesterday by Hudson General's Board of Directors, acting upon the unanimous recommendation of a Special Committee of the Board comprised of three independent, unaffiliated directors. In reaching its decision, the Special Committee was advised by its financial advisor, Allen & Company Incorporated, which rendered a written opinion that the $57.25 merger price is fair to the holders of common stock of Hudson General (other than the members of the management buyout group) from a financial point of view.

      In addition to Messrs. Langner and Segal, the management group includes Michael Rubin, President, and Paul R. Pollack, Executive Vice President and Chief Operating Officer, as well as other senior officers. Messrs. Langner, Segal, Rubin and Pollack are members of Hudson General's Board of Directors.

      It is expected that the proposed merger will be voted upon by Hudson General's stockholders at a Special Meeting of Stockholders to be held in the first calendar quarter of 1999. The merger requires approval by the holders of a majority of all outstanding shares of Hudson General and a majority of all shares not held by the members of management participating in the buyout group. In addition, completion of the merger is subject to the receipt by the management group of financing to consummate the transaction and other customary conditions. The management group has received a commitment letter from a group of banks to provide all of the funds necessary to complete the proposed merger.

      Hudson General, through its 51%-owned affiliate, Hudson General LLC, provides various services at airports throughout the United States and Canada. Hudson General is also a participant in a joint venture to develop 4,000 acres of land in Hawaii. Hudson General Corporation's shares are traded on the American Stock Exchange under the ticker symbol HGC.